CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Post-Effective Amendment No. 1 to the Registration Statement on Form N-4, No. 333-186220 of RiverSource® RAVA 5 Advantage® Variable Annuity/RAVA 5 Select® Variable Annuity/RAVA 5 Access® Variable Annuity(Offered for contract applications signed on or after April 29, 2013) of our report dated April 17, 2014 relating to the financial statements of RiverSource Life Insurance Co. of New York and to the use of our report dated April 21, 2014 with respect to the financial statements of RiverSource of New York Variable Annuity Account, which appear in such Registration Statement. We also consent to the reference to us as experts under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
April 21, 2014